Exhibit 99.2

GTx Announces Closing of $48.5 Million Private Placement

MEMPHIS, Tenn.—(BUSINESS WIRE)—September 29, 2017— GTx, Inc. (NASDAQ: GTXI) today announced that it has closed the previously-announced private placement of its common stock and warrants to purchase its common stock. In the private placement, GTx sold 5,483,320 immediately separable units, comprised of an aggregate of 5,483,320 newly-issued shares of common stock and warrants to purchase up to 3,289,988 additional shares of common stock, for an aggregate purchase price of approximately $48.5 million. Net proceeds to GTx from the private placement are expected to be approximately $45.6 million, after deducting placement agent fees and other estimated offering expenses. Stifel acted as lead placement agent and Baird acted as co-placement agent.

Neither the shares of GTx common stock nor the warrants sold in the private placement have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. GTx has agreed to file certain registration statements covering the resale of the GTx common stock sold in the private placement as well as the GTx common stock issuable upon exercise of the warrants. This press release shall not constitute an offer to sell or the solicitation of an offer to buy GTx common stock or warrants to purchase GTx common stock.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of small molecules for the treatment of muscle-related diseases and other serious medical conditions.

Source: GTx, Inc.

Investors:
GTx, Inc.
Lauren Crosby, 901-271-8622
lcrosby@gtxinc.com
or
Media:
Red House Consulting
Denise Powell, 510-703-9491
denise@redhousecomms.com